CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of UCN, Inc. on Form S-2/A of our report dated March 11, 2004 on the financial statements of UCN, Inc. appearing in the 2004 Form 10-K of UCN, Inc. and to the reference to us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

Oak Brook, Illinois

March 25, 2005